EXHIBIT 12.10

                        -------------------------------

                               TESTWORK AGREEMENT

                        -------------------------------



                                     BETWEEN

                       BIOMIN TECHNOLOGIES S A ("BIOMIN")

                                       AND

                         CRYSTALLEX INTERNATIONAL CORP.

                                 ("CRYSTALLEX")

DATED____________________________ OF  ___________________________        , 2004



                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

1. DEFINITIONS & INTERPRETATIONS
     1.1  DEFINITION                                                          3
     1.2  INTERPRETATIONS                                                     4

2. MATERIALS                                                                  5

3. TESTWORK & RESULTS                                                         5

4. FUTURE LICENSING                                                           6

5. FEE FOR TESTWORK & PROCESS DESIGN PACKAGE                                  7

6. CONFIDENTIALITY                                                            8

7. EVENT OF FORCE MAJEURE                                                     8

8. NOTICES                                                                    8

9. PROPER JURISDICTION                                                        8

10. GENERAL PROVISIONS                                                        9

SCHEDULES ATTACHED

        1. TESTWORK PROCEDURES

        2. LICENCE FEE STRUCTURE

        3. PROCESS DESIGN PACKAGE

        4. CONFIDENTIALITY DEED

        5. SCHEDULE OF RATES

        6. CRYSTALLEX CONFIDENTIALITY

ANNEXURE 1: TYPICAL LICENCE AGREEMENT

                               TESTWORK AGREEMENT

BETWEEN: BIOMIN TECHNOLOGIES S.A., a company incorporated in Switzerland and having its registered office at C/o Progressia Societe de Gestion SA, Rue St. Pierre 18, Fribourg 1700, Switzerland, (hereinafter known as "BIOMIN")



AND: CRYSTALLEX INTERNATIONAL CORP., a company incorporated in Canada and having its registered office at 18 King Street, Suite1210, Toronto, Ontario Canada, M5C 1C4 (hereinafter known as Crystallex)

BACKGROUND:

A.      BIOMIN is the owner of a process known as the BIOX(R) Process.

B. Crystallex controls the La Victoria Mine in Bolivar State in Venezuela and is considering using the BIOX(R) Process, subject to assessing the results of pilot testwork.

C. BIOMIN agrees to undertake certain testwork on samples of ore or concentrate obtained from the La Victoria Mine, using the facilities operated by Lakefield Research Africa in South Africa to establish process design data for a full-scale BIOX(R) plant.

D. The parties have entered into this Agreement to regulate their rights and obligations in regard to the said testwork and future use of the BIOX(R) Process, for the treatment of sulphide ore from the La Victoria Mine.

THE PARTIES AGREE AS FOLLOWS:

1.      DEFINITIONS & INTERPRETATION

        1.1      DEFINITIONS

                 In this Agreement, unless the context otherwise requires:

                 "AGREEMENT" means this Agreement (including the schedules to it), as it may later be amended or supplemented by the parties in writing;

                 "PROCESS DESIGN PACKAGE" means a set of documents, prepared by BIOMIN or its nominee, consisting of a process description, list of design criteria, process equipment list, process design specifications, heat balance, process control philosophy, process flow diagrams, mass balances and provisional piping, valve and instrument diagrams in respect of a plant operating the BIOX(R) Process provided in accordance with Schedule 2;

                 "BUSINESS DAY" means a day on which the banks are open for commercial business in the place specified in the provisions in which the expression occurs or (if none) in the place or places where performance of the provision is to take place;

                 "BIOX PLANT" means all components and equipment of the processing plant to be constructed in accordance with the Process Design Package.

                 "BIOX(R) PROCESS" means a process owned by BIOMIN whereby micro-organisms are used in the oxidation of certain gold bearing sulphidic minerals in order to facilitate gold recovery and the know-how pertaining to such a process;

                 "CONCENTRATE" means the product produced after run of mine ore or gold and sulphide bearing rocks from the La Victoria Mine that has been processed through a froth flotation process;

                 "EVENT OF FORCE MAJEURE" means the occurrence of an event or circumstance beyond the reasonable control of the party affected by it; without limiting the above it includes:

                 (a) a war (declared or undeclared), insurrection, civil commotion, military action or an act of sabotage or vandalism;

                 (b) a strike, lockout or industrial action, dispute or disturbance of any kind;

                 (c) an act of a government or a government authority or omission of a government or government authority;

                 (d)         an act of God; or

                 (e) a storm, tempest, fire, flood, earthquake or other natural calamity;

                 "LAKEFIELD LABORATORIES" means Lakefield Research Africa's laboratories in Johannesburg, South Africa;

                 "UNITED STATES DOLLARS" OR "US$" means the lawful currency of the United States of America.

        1.2      INTERPRETATION

                 In the interpretation of this Agreement, unless the context otherwise requires:

                 (a)         singular includes plural and vice versa;

                 (b) references to a person include a corporation, association, partnership, government authority or other legal entity;

                 (c) references to writing include any means of representing or reproducing words, figures, drawings or symbols, in a visible tangible form;

                 (d)         references to months means calendar months;

                 (e) references to clauses and schedules refer to clauses and schedules of this Agreement;

                 (f) headings are used for convenience only and are to be disregarded;

                 (g) where any word or phrase is given a defined meaning, any other grammatical form of that word or phrase has a corresponding meaning; and

                 (h) if any term of this Agreement is legally unenforceable or made inapplicable, it shall be severed or read down, so as to maintain (as far as possible) all other terms of this Agreement (unless to do so will change the underlying principal commercial purposes of this Agreement).

2.      MATERIALS

        2.1 Crystallex is to supply sufficient refractory sulphide ore or concentrate to the premises of Lakefield Laboratories for completion of the pilot plant testwork.

        2.2 Crystallex will pay for all costs of freight, duties or taxes imposed by any government in Venezuela or South Africa and all other costs involved in transporting the ore to Lakefield Laboratories.

        2.3 Until receipt at Lakefield Laboratories, the La Victoria ore will at all times be at the risk of CRYSTALLEX. BIOMIN undertakes to take reasonable precautions to ensure the safety of the ore once received at Lakefield Laboratories but does not accept any liability for loss of materials, unless through misconduct or negligence.

        2.4 Upon delivery at Lakefield Laboratories, the material supplied shall become the property of BIOMIN.

        3.       TESTWORK & RESULTS

        3.1 BIOMIN will commence the testwork on the ore received within one (1) weeks of delivery to Lakefield Laboratories.

        3.2 BIOMIN agrees to carry out the testwork in accordance with the specifications set out in Proposal 2000/00 in Schedule 1. The results of the testwork will be provided in writing to CRYSTALLEX in accordance with Proposal 2000/00.

        3.3 Progress reports shall be prepared at the end of each calendar month and forwarded in writing to CRYSTALLEX. The first report will be available at the end of the first complete calendar month following the commencement of the testwork.

        3.4 A final report shall be prepared in writing and forwarded to CRYSTALLEX within twenty (20) Business Days of the completion of the testwork according to the program included in Proposal 2000/00. This report will summarise the results obtained throughout the testwork program and shall be for the sole and exclusive use of CRYSTALLEX.

        3.5 CRYSTALLEX may, prior to the expiry of a three months, 3-month term after receipt of the final report, request further tests. BIOMIN shall receive a fee, to be agreed between the parties at that time, for any such further testwork unless otherwise agreed by the parties.

        3.6 BIOMIN will provide the necessary back-up power supply to avoid a system upset that would be detrimental to the test plant and the test results. This shall be addressed to the satisfaction of Crystallex, acting reasonably, in Schedule 1, Testwork Procedures.

4.      FUTURE LICENSING

        4.1 CRYSTALLEX undertakes that, if it decides to employ a tank bacterial process for materials obtained from the La Victoria Mine, it will:

                 4.1.1      use only the BIOX(R) Process;

                 4.1.2 seek a Licence Agreement with BIOMIN, the main terms of which are set out under Clause 4.2 of this Agreement;

                 4.1.3 within one (1) year of completion of the testwork, CRYSTALLEX shall advise BIOMIN in writing of its decision whether it intends to confirm a Licence Agreement with BIOMIN for the use of the BIOX(R) Process

4.2 The Licence Agreement referred to in clause 4.1 will include the following provisions: (Pro-forma copy attached in Annexure 1)

                 4.2.1 In return for the right to use the BIOX(R) process for the LA VICTORIA project and for the know-how associated with the technology, CRYSTALLEX will pay to BIOMIN a lump sum license fee plus an ongoing royalty as is set out in the Licence fee and royalty payment structure in Schedule 2

                 4.2.2 Within two (2) weeks of the date of the signing of the Licence Agreement BIOMIN shall provide to CRYSTALLEX a Process Design Package in accordance with Schedule 3. This will be subject to CRYSTALLEX providing the following key project parameters:

                            (i)      Proposed feed rate to the BIOX(R) plant;

                            (ii) Gold, silver, sulphur and arsenic grade of the proposed feed material to the BIOX(R) plant.

                            (iii) Meteorological information, like the average atmospheric pressure, maximum wet bulb and dry bulb temperatures of the XYZ gold plant.

                 4.2.3 BIOMIN or its nominee will provide consultancy to CRYSTALLEX at mutually agreed times upon written request from CRYSTALLEX and at CRYSTALLEX'S cost, for assistance in using the Process Design Package. Assistance shall be within four (4) working days on receipt of the request by fax or E-Mail subject to the availability of flights.

                 4.2.4 Any consultancy provided to CRYSTALLEX by BIOMIN shall be at ruling man-day rates plus all reasonable accommodation, meals, travel costs and expenses incurred. The aforesaid costs shall be charged at the rates set in Schedule 5.

                 4.2.5 Mutually acceptable performance guarantees in respect of the BIOX(R) plant capacity and efficiency will be developed. The performance will be tested by way of a performance guarantee run of fourteen (14) continuous days once the plant is in stable operation

                 4.2.6 Up to a limit of 100% of the total technology fee and five years royalties to a maximum of 300 000 ounces payable to BIOMIN will be applied (if required) by BIOMIN in man hours in order to rectify design deficiencies should the plant not meet performance guarantees.

                 4.2.7 All new inventions, improvements and developments with respect to the BIOX(R) process will be promptly disclosed to each other by BIOMIN and CRYSTALLEX. CRYSTALLEX will be able to use such inventions, improvements and developments at the BIOX(R) plant and at any of its Operations and future projects without the payment of additional fees to BIOMIN or being compensated by BIOMIN for it.

                 4.2.8 To the best of Biomin's knowledge and belief, the use of the BIOX(R) Process by Crystallex will not infringe any patent, trade mark or other proprietary right of any other person. Biomin warrants that it holds the patent relating to the BIOX(R) Process and is the registered owner of the BIOX(R) trademark.

                            If the use of the BIOX(R) Process by Crystallex results in any claim against Crystallex for any infringement of any patent, trade mark, design or any other proprietary right which is registered or protected in any jurisdiction, Crystallex and Biomin shall confer and co-operate with respect to the disposition of such claim. If any such claim results in any legal action against Crystallex:

                            (i) CRYSTALLEX shall deal with such claim in accordance with Biomin's instructions, subject to being placed in funds by Biomin to meet all costs associated with complying with those instructions, due regard being had to Crystallex's best interests; and

                            (ii) Biomin shall, at CRYSTALLEX's request, render
                                 every reasonable assistance to CRYSTALLEX in the defence of such legal action, including without limitation by furnishing to CRYSTALLEX any evidence and information in Biomin's possession or control which may reasonably be used to defeat such claim; and

                            (iv) If, as a result of such legal action,
                                 CRYSTALLEX is prevented from using the BIOX(R) Process absolutely or unless a licence fee is paid by it to the plaintiff or claimant in such action, then CRYSTALLEX shall be entitled to terminate the Licence Agreement.

                 4.2.9      (i)  CRYSTALLEX shall not allow any person,
                                 other than its employees, consultants and contractors, written consent by Biomin, to visit the BIOX(R) plant without written consent of Biomin.

                            (ii) CRYSTALLEX will allow Biomin, its
                                 representatives and potential clients to visit the plant on reasonable notice, at its own cost and during ordinary business hours.

5.      FEE FOR TESTWORK AND PROCESS DESIGN PACKAGE

        5.1 CRYSTALLEX shall pay to BIOMIN the fees as specified in Schedules 1 and 2.

        5.2 The fees referred to in clauses 3 and 4.2 will be invoiced to CRYSTALLEX at the following times:

                 5.2.1 monthly for testwork specified in Schedule 1, with the installments relating to progress of work as indicated by the report referred to in clause 3.3;

                 5.2.2 upon receipt of the Process Design Package referred to in Clause 4.2.2.

                 5.2.3 Payment of these invoices by CRYSTALLEX shall be made within twenty-eight (28) days of the date of receipt of the invoice.

6.      CONFIDENTIALITY

        Simultaneously with the execution of this Agreement, CRYSTALLEX and BIOMIN will execute a confidentiality deed a copy of which is attached in Schedule 4 and Confidentiality of Crystallex attached in Schedule 6.

7.      EVENT OF FORCE MAJEURE

        7.1 If any party is prevented, hindered or delayed from performing any of its obligations under this Agreement (other than an obligation to pay money) by an Event of Force Majeure, that party shall be excused from performance of such obligation to the extent it is so prevented, hindered or delayed, and the time for performance of such obligation shall be extended accordingly.

        7.2 A party affected by an Event of Force Majeure shall immediately notify the other parties of its occurrence and its effect or likely effect, and (subject to clause 7.3) use all reasonable endeavours to minimise the effect of the Event of Force Majeure and to bring it to an end.

        7.3 No party shall be obliged to settle any strike or other industrial action, dispute or disturbance of any kind, except on terms wholly satisfactory to it.

8.      NOTICES

        8.1 Any notice or other communication in connection with this Agreement is taken to have been duly given when made in writing and delivered or sent by courier or facsimile to the party to which such notice or communication is intended to be given, and shall be addressed to the address of the applicable party as set out in the heading of this Agreement, or to such other address or facsimile number as from time to time be notified in writing by one party to the other for the purpose of this clause.

        8.2 Any notice or other communication sent by facsimile transmission or courier is taken to have been received upon completion of an apparently successful transmission to the recipient or official acceptance of receipt from courier company. However, if a facsimile is transmitted on a Business Day after 5.00 pm (at the place of receipt) or on a day which is not a Business Day, it shall be deemed to have been received on the next Business Day.

9.      PROPER JURISDICTION

        9.1 This Agreement is governed by and shall be construed in accordance with the laws of the Province of Ontario, Canada and with the non-exclusive jurisdiction of the Ontario courts.

10.     GENERAL PROVISIONS

        10.1 This Agreement may be signed in any number of counterparts with the same effect as if the signature to each counterpart were on the same instrument.

        10.2 This Agreement (and any confidentiality deed entered into under Clause 6) constitutes the entire Agreement between the parties relating in any way to its subject matter.

        10.3 Save as herein provided neither party shall assign its rights or obligations pursuant to this agreement without obtaining the prior written consent of the other party, which consent shall not unreasonably be withheld.

SIGNED AT ______________________ ON ____________________________ 2004

FOR              BIOMIN TECHNOLOGIES SA

SIGNATORY:

CAPACITY:

AUTHORITY:

WITNESS

SIGNED AT _____________________ ON __________________________________ 2004


FOR:      CRYSTALLEX

SIGNATORY:

CAPACITY:

AUTHORITY:

WITNESS


                            [Schedules 3-6 omitted]

                                   SCHEDULE 1
                                   ----------

                               TESTWORK PROCEDURES

                         Gold Fields Project Proposals:

                         PROP 2003/22-Rev02 - Flotation
                     PROP 2003/23-Rev01 - BIOX(R) BAT Tests
            PROP 2003/24-Rev01 - Continuous BIOX(R) Pilot Plant Test

SUMMARY TABLE OF COSTS ASSOCIATED WITH TESTWORK
-----------------------------------------------


  PROPOSAL NUMBER         DESCRIPTION                 COST (US$)         NOTES
  ---------------         -----------                 ----------         -----
GFL 2003/22-Rev02    Flotation Work                    37,223.00
GFL 2003/23-Rev01    Batch BIOX(R) Tests                4,828.00           1
GFL 2003/24-Rev01    Continuous BIOX(R) testwork      256,980.00           2
Total                                                 299,031.00

NOTES:   1   This cost will apply when the Batch BIOX(R) tests are performed at
------       the same time and on the same sample as the Continuous BIOX(R)
             pilot plant.
         2   This cost already include a contingency of US$23,360.00

                                        [GRAPHIC OMITTED]
                                        TECHNICAL DIVISION - BIOX(R) DEPARTMENT

                                PROJECT PROPOSAL
                                ----------------

                                          PROPOSAL NUMBER:  GFL 2003/22 - Rev02
                                          ---------------


PROJECT CODE:            Crystal
                         --------

DATE:                    2 February 2004        VALID UNTIL:       2 April 2004
                         ---------------                           ------------

FOR:                     Crystallex International Corporation
                         ------------------------------------

ATT:                     Dr Kenneth G Thomas- Chief Operating Officer
                         -------------------
                         kenthomas@bellnet.ca
                         --------------------

--------------------------------------------------------------------------------

             PILOT PLANT FLOTATION TESTWORK ON A GOLD BEARING SAMPLE
                            FROM THE LA VICTORIA PIT

--------------------------------------------------------------------------------

1.       INTRODUCTION
         ------------

         This proposal outlines the scope of work and cost involved for the flotation of a bulk refractory gold concentrate sample from an ore sample from the La Victoria Pit in Venezuela. Approximately 1.0 ton of flotation concentrate is required for down-stream BIOX(R) pilot plant testwork. In addition to thiS approximately 60kg of concentrate will be required for inoculation build-up. The 60 kg lead sample will be produced before the bulk flotation. This will reduce the overall schedule of the testwork.

2.       SAMPLE RECEPTION AND PREPARATION
         --------------------------------

         The samples as received will be air-dried, crushed to less than 6mm, blended and prepared for milling and flotation testing. A sub-sample of approximately 25kg will be removed for bench-scale laboratory flotation testing.

         Two to 3 tons of the material will be required to commission the pilot milling circuit to obtain the specified grind. Based on the current available information approximately 15 to 20 tons of ore will be required to produce a 1 ton final concentrate sample.

3.       FLOTATION TESTWORK
         ------------------

         The objective of the testwork will be to produce a rougher concentrate of approximately 1 ton in mass for downstream testwork. The testwork will be completed in 3 phases:

3.1      Laboratory Milling Curve
         ------------------------

         A milling curve will be conducted on the sample. This will allow us to predict the time required to obtain a specific grind for the laboratory float tests. The client will provide the target grind.

3.2      Bench-Scale Flotation Testwork
         ------------------------------

         Laboratory batch flotation tests will be carried out at the specified grind. These tests will be conducted to confirm the reagent suite provided. Provision will be made for a total of five scoping tests in the case of the target grades and recoveries not being met at the specified grind and reagent suite.

         The flotation products will be analysed for Au and S2.

3.3      Pilot Plant Flotation Testwork
         ------------------------------

         Once the flotation response has been confirmed in the laboratory, a piloting campaign will be conducted on the sample to produce approximately 1.1 ton of concentrate. All the streams will be sampled during the campaign to produce a flotation mass balance.

         Each sample will be prepared for analysis and analysed for Au and S2.

4.       COSTS
         -----

  Item                          Description                         Total (US$)
--------------------------------------------------------------------------------
1               Sample Preparation                                     7,246
--------------------------------------------------------------------------------
2               Flotation:                                            22,730
                                Scoping Tests
                                Commissioning
                                Pilot campaign + sampling
                                Product preparation
                                Analyses
--------------------------------------------------------------------------------
3               Sample Disposal                                        2,899
--------------------------------------------------------------------------------
4               Management, Data interpretation & Reporting-LRA        4,348
                TOTAL                                                 37,223
================================================================================

      All costs as indicated per activity. All costs are exclusive of VAT.

5.       DURATION
         --------

         The final results from this full investigation will be approximately 4-5 weeks. In addition the test program will only commence once a receipt of the order number has been made available.

6.       SAMPLE REQUIREMENTS
         -------------------

         Fifteen to 20 tons of ore will be required to complete the scope of work described in Section 3 and produce approximately 1 ton of concentrate for BIOX(R) pilot plant testwork.

         ADDRESS FOR DELIVERY OF SAMPLES
         -------------------------------

         All samples must be sent to the following address:

         SGS SGS Lakefield Research Africa (Pty) Limited
         Attention: Mr Nick Holder
         58 Melvill Street
         Booysens
         Johannesburg, 2091
         South Africa

         Tel: +27 11 680 3466
         Fax: +27 11 433 3654

7.      REPORTING
        ---------

         All preliminary results will be tabulated and conveyed via a fax / e-mail as they become available with the final results being detailed in a confidential document on completion of the test programme.

8.       CONDITIONS OF ACCEPTANCE
         ------------------------

         This proposal is valid for a period of 60 days from this date. In the event that additional information or revisions are required please contact the undersigned.

         This work will commence upon written approval to proceed: The authorisation to proceed should include the name and address of the responsible person for invoicing, as well as the order number.

         All correspondence related to the proposed testwork should be addressed to:

         GFL Mining Services Ltd
         Attention: Jan van Niekerk
         24 St Andrews Road
         Parktown, 2193
         South Africa

         Tel: +27 11 644 2582
         Fax: +27 11 484 0631
         E-mail: janv@goldfields.co.za


J A van Niekerk                            P C van Aswegen
MANAGER: BIOX(R)                           SENIOR MANAGER: BIOX(R)

       PROPOSAL NUMBER:  PROP 2003/22 - Rev02
       ---------------

--------------------------------------------------------------------------------

             PILOT PLANT FLOTATION TESTWORK ON A GOLD BEARING SAMPLE
                            FROM THE LA VICTORIA PIT

--------------------------------------------------------------------------------


       ACCEPTED:
       ---------

       Name: .............................................


       Signed:............................................


       Order No.  ........................................


       For (Customer):  ..................................


       Date:  ............................................


       Invoice details:  .................................

                                        [GRAPHIC OMITTED]
                                        TECHNICAL DIVISION - BIOX(R) DEPARTMENT

                                PROJECT PROPOSAL
                                ----------------

                                         PROPOSAL NUMBER:  GFL 2003/23 - Rev01
                                         ---------------


PROJECT CODE:            Crystal
                         -------

DATE:                    2 February 2004             VALID UNTIL:  2 April 2004
                         ---------------             ------------

FOR:                     Crystallex International Corporation
                         ------------------------------------

ATT:                     Dr Kenneth G Thomas- Chief Operating Officer
                         -------------------
                         kenthomas@bellnet.ca
                         --------------------


--------------------------------------------------------------------------------

          BIOX(R) AMENABILITY TESTING OF A REFRACTORY GOLD CONCENTRATE
                   SAMPLE FROM THE LA VICTORIA PIT, VENESUELA

--------------------------------------------------------------------------------

1.       INTRODUCTION
         ------------

         BIOX(R) is a biohydrometallurgical process developed for pre-cyanidation treatment of refractory gold oreS or concentrates. The BIOX(R) bacterial culture is a mixed culture of Thiobacillus ferrooxidans, Thiobacillus thiooxidans and Leptospirillum ferrooxidans. The BIOX(R) process comprises contacting refractory sulphide ROM ore or concentrate with a strain of the BIOX(R) bacterial culture for a suitable treatment period under an optimum operating environment. The bacteria oxidise the sulphide minerals, thus liberating the occluded gold for subsequent recovery via cyanidation.

         Under controlled continuous plant conditions, the number of bacterial cells and their activity is optimised to attain the highest rate of sulphide oxidation. The bacteria require a very acidic environment (pH
         1.0 to 2.0), a temperature of between 30 and 45 (degree)C, and a steady supply of oxygen and carbon dioxide for optimum growth and activity. The unusual operating conditions for the BIOX(R) bacteria are not favorable for the growth of most other microbes, thus eliminating the need for sterility during the BIOX(R) process. Due to the fact that organic substances are toxic to the BIOX(R) bacteria, they are non-pathogenic and incapable of causing disease. The bacteria employed in the BIOX(R) process do not, therefore, pose a health risk to humans or any animals.

         The bacterial oxidation of iron sulphide minerals produces ferric sulphate and sulphuric acid, and in the case of arsenopyrite, arsenic acid is also produced. The arsenic is removed from the BIOX(R) liquor by co-precipitation with the iron and sulphate in a two stage neutralisation process. This produces a solid neutralisation precipitate containing largely calcium sulphate, basic ferric arsenate and ferric hydroxide. Provided an Fe : As molar ratio of > 3 exists, the ferric arsenate is sufficiently insoluble and stable to allow the neutralisation product to be safely disposed of on a slimes dam. The neutralisation liquor, purified to contain an acceptable level of arsenic, can be re-used in the milling, flotation or BIOX(R) circuits.

         The proposed batch BIOX(R) amenability tests on the refractory concentrate will indicate the relationship between gold dissolution and sulphide oxidation.

2.       OBJECTIVES
         ----------

         (i) To determine the acid/lime requirements of the concentrate during batch BIOX(R) treatment.

         (ii) To determine the sulphide oxidation and gold recovery for the concentrate after BIOX(R) treatment periods of 5, 10, 15, 20 and 30 days and to compare the gold recovery to that obtained by direct cyanidation.

         (iii) To conduct limited cyanidation optimisation testwork on BIOX(R) product samples.

         (iv) To determine the settling rate and specific settling area requirements for solid/liquid separation of BIOX(R) product.

         (v) To determine the efficiency of arsenic removal and reagent consumption during batch neutralisation of BIOX(R) liquor.

         (vi) To determine the stability of arsenic precipitates formed during neutralisation of the BIOX(R) liquor.

         (vii) To determine the suitability of the on-site water supply for use in the BIOX(R) circuit.

3.       SCOPE OF WORK
         -------------

3.1      Feed Characterisation
         ---------------------

         (ii) The concentrate sample will be prepared for direct cyanidation and BIOX(R) amenability tests. It will be dried, screened, milled to the required fineness of grind (if necessary) and split into representative samples.

         (iii) Sub-samples of the bulk concentrate will be submitted for size analyses, mineralogical investigation and the following chemical analyses: Au(g/t), Ag(g/t), Fe(T), S(T), S(sulphide), S(Degree), As, C(T), C(organic), CO32- and ICP scan.

         (iv) A suitable strain of the BIOX(R) culture will be adapted to the concentrate.

         (v) A direct cyanidation leach test will be conducted on the concentrate sample.

         (vi) A full ICP analysis will be carried on the site water and toxicity tests performed to determine whether elements potentially toxic to the BIOX(R) bacterial culture are present in concentrations that will affect the growth and activity of the bacteria.

 3.2     Batch Amenability Tests
         -----------------------

         (i) Seven batch BIOX(R) amenability tests will be conducted on the concentrate. The tests will be performed under the following standard conditions.

                  L/S ratio:       4/1
                  Medium:          9 K or 0 K
                  Inoculum:        10% (v/v)
                  pH:              Maintained at pH 1.4 - 1.8 by addition of
                                   acid/lime
                  Duration:        5, 10, 15, 20, 25 day retention periods and
                                   maximum sulphide oxidation. Duplicate tests
                                   will be performed for the maximum sulphide
                                   oxidation test.
                  Monitoring:      Daily pH, Redox and Fe(2+)/Fe(3+) titrations.

                  At the end of the treatment period for each batch test, the slurry will be filtered and the BIOX(R) products dried, crushed and screened.

         (ii) BIOX(R) products samples will be submitted for the following chemical analyses: Au(g/t), Ag(g/t), Fe(T), S(T), S(sulphide), S(Degree), As, C(T), C(organic) and CO3(2-).

         (iii) BIOX(R) liquor samples will be analysed for Fe(T), S(T), and As.

         (iv) Cyanidation tests will be performed on the BIOX(R) product samples under standard conditions. Leach residues will be assayed for gold.

 3.3     Neutralisation Tests
         --------------------

         (i) To batch neutralisation test will be conducted on the BIOX(R) liquor obtained from the batch amenability tests. One test will be conducted using only limestone as neutralising reagent (either from a local source or AR-grade) raising the pH to
                  5.0. The second test will be conducted in two stages: during stage I the pH will be raised to 5.0 by the addition of limestone from a local source or AR-Grade, and during stage II lime will be used to increase the pH further to 7 to 8. Reagent consumption will be recorded accurately.

         (ii) Arsenic stability tests will be performed on the precipitates formed during neutralisation. The tests will be conducted according to the standard TCLP (Toxicity Characteristic Leaching Procedure) test procedure and the multiple extraction method adopted by the EPA (Environmental Protection Agency) of the USA.

4.       COSTS
         -----

         A breakdown of costs for the testwork is presented below.

                -----------------------------------------------------------------------------------
                Item            Description                                         US$
                                                                       ----------------------------
                                                                       Mandays   Analyses    Total
                -----------------------------------------------------------------------------------
                  1     Sample preparation                             435             --      435
                  2     Sample charaterisation                          --            290      290
                  3     Mineralogical Investigation                  1,739             --    1,739
                  4     Inoculum build-up                            1,014             --    1,014
                  5     Direct cyanidation of concentrate              174              7      180
                  6     ICP analyses - site water                       --             94       94
                  7     Toxicity tests - site water                    580             --      580
                  8     Batch tests (7 tests)                        3,043             --    3,043
                  9     BIOX(R) product analyses                        --            913      913
                 10     Cyanidation of BIOX(R) products              1,217             46    1,263
                 11     Batch neutralisation tests                     580            580    1,159
                 12     Settling Tests                                 290             --      290
                 13     Project Management - LRA                     2,899             --    2,899
                -----------------------------------------------------------------------------------
                SUB-TOTAL: FULL BAT TESTS                           11,971          1,929   13,900
                -----------------------------------------------------------------------------------
                        Contingency @ 10%                            1,197            193    1,390
                -----------------------------------------------------------------------------------
                TOTAL                                               13,168          2,122   15,290
                ===================================================================================

Note:   1.      The contingency will only be used after mutual agreement between
-----           SGS LAKEFIELD Research Africa (Pty) Ltd. and GFL Mining Services
                Limited.

5.       DURATION
         --------

         The proposed testwork program will require a minimum period of three months to complete. A schedule will be issued once the concentrate sample has been received.

6.       SAMPLE REQUIREMENTS
         -------------------

         A minimum of 10 kg of fresh flotation concentrate is required for the direct cyanidation and BIOX(R) amenability testwork. In the case where a local source of limestone is to be tested approximately 2.5 kg of the limestone will be required.

         Address for delivery of samples
         -------------------------------

         All samples must be sent to the following address:

         SGS SGS Lakefield Research Africa (Pty) Limited
         Attention: Mr Nick Holder
         58 Melvill Street
         Booysens
         Johannesburg, 2091
         South Africa

         Tel: +27 11 680 3466
         Fax: +27 11 433 3654

7.       CONDITIONS OF ACCEPTANCE
         ------------------------

         This proposal is valid for a period of 60 days from this date. In the event that additional information or revisions are required please contact the undersigned.

         This work will commence upon written approval to proceed: The authorisation to proceed should include the name and address of the responsible person for invoicing, as well as the order number.

         All correspondence related to the proposed testwork should be addressed to:

         GFL Mining Services Ltd
         Attention: Jan van Niekerk
         24 St Andrews Road
         Parktown, 2193
         South Africa

         Tel: +27 11 644 2582
         Fax: +27 11 484 0631
         E-mail: janv@goldfields.co.za


J A van Niekerk                                      P C van Aswegen
MANAGER: BIOX(R)                                     SENIOR MANAGER: BIOX(R)

PROPOSAL NUMBER:  PROP 2003/23 - Rev1
---------------

TITLE:
------

--------------------------------------------------------------------------------

          BIOX(R) AMENABILITY TESTING OF A REFRACTORY GOLD CONCENTRATE
                   SAMPLE FROM THE LA VICTORIA PIT, VENESUELA

--------------------------------------------------------------------------------

ACCEPTED:
---------

Name: ........................................................


Signed:.......................................................


Order No.  ...................................................


For (Customer):  .............................................


Date:  .......................................................

                                         [GRAPHIC OMITTED]
                                         TECHNICAL DIVISION - BIOX(R) DEPARTMENT

                                PROJECT PROPOSAL
                                ----------------

                                          PROPOSAL NUMBER:  GFL 2003/24 - Rev01
                                          ---------------


PROJECT CODE:            Crystal
                         -------

DATE:                    2 February 2004             VALID UNTIL:   2 April 2004
                         ---------------                            ------------

FOR:                     Crystallex International Corporation
                         ------------------------------------

ATT:                     Dr Kenneth G Thomas- Chief Operating Officer
                         -------------------
                         kenthomas@bellnet.ca
                         --------------------

--------------------------------------------------------------------------------

               BIOX(R) PILOT RUN ON A BULK CONCENTRATE SAMPLE FROM
                         THE LA VICTORIA PIT, VENEZUELA

--------------------------------------------------------------------------------

1.       INTRODUCTION
         ------------

         This proposal outlines the scope and costs for a continuous BIOX(R) pilot run on a bulk flotatioN concentrate sample from the La Victoria Pit. This work will provide the necessary data for designing the commercial bacterial oxidation treatment plant. In addition to this, the pilot run will confirm the amenability of the material to continuous biooxidation.

         The testwork will be conducted on the premises of SGS Lakefield Research Africa in Johannesburg in a 120 litre mini-plant, consisting of four continuously stirred tank reactors (CSTR's). The pilot run will be conducted under conditions of controlled feed rate, feed density, pH, temperature, dissolved oxygen and nutrient supply.

         Batch cyanidation tests will be conducted on BIOX(R) product overflowing from the final reactor as well aS on inventory samples taken from each reactor. Cyanidation optimisation tests will also be performed to establish the optimum conditions for gold recovery

         Additional test work on various process slurries will include solid/liquid separation tests to determine the optimum settling rates and flocculant addition rates. Batch and continuous neutralisation tests will be conducted on BIOX(R) liquor samples. Limestone and/or flotation tailings will be used tO neutralise the liquor and generate an environmentally stable ferric arsenate precipitate and liquor that is toxin free and suitable for recycling to the BIOX(R) plant. Standard Toxicity CharacterisatioN Leaching Procedure (TCLP) tests will be performed on the precipitates formed during neutralisation to ensure that the waste products conform to US Environmental Protection Agency
         (EPA) standards for land disposal.

2.       OBJECTIVES
         ----------

         The objectives of the test program can be summarised as follows:

         (i) To confirm the amenability of the bulk the La Victoria Pit concentrate to the BIOX(R) process.

         (ii) To adapt the bacterial culture further under continuous BIOX(R) conditions, thereby improving itS performance.

         (iii) To determine process data for the designing of the bacterial oxidation treatment plant.

         (iv) To ensure that waste products from the process are environmentally acceptable.

         (v) To establish the optimum cyanidation conditions for recovering gold from the BIOX(R) product.

         (vi) To determine the optimum reagent consumptions during biooxidation, counter-current decantation, neutralisation and cyanidation of the BIOX(R) product.

3.       SCOPE OF WORK
         -------------

         SAMPLE PREPARATION
         ------------------

         Two concentrate samples will be received for the pilot plant test work. The LEAD sample (~150 kg) will be received approximately 35 days before the arrival of the BULK sample. The lead sample will be of approximately the same characteristics as the bulk sample and will be used to start the inoculum build-up phase.

         LEAD SAMPLE
         -----------

         i. The lead sample will be dried at a temperature below 60 (Degree)C if required.

         ii. A sub-sample will be submitted for particle size analyses. If the particle size is coarser than the 80 % - 75 um and 95 % - 150 um specified for BIOX(R) then the sample will be remilled to thesE specifications.

         iii. The sample will be screened through an 850 um screen to remove any lumps.

         iv. The sample will be split into representative sub-samples using a rotary splitter.

         v.     A sub-sample will be submitted for the following analyses:
                o  Au, S(T), S(2-), S(0), As, Fe, C(org), CO(3), Si

         BULK SAMPLE
         -----------

         i.     The bulk sample will be dried (Temp < 60(Degree)C) if required.

         ii. A sub-sample will be submitted for particle size analyses. If the particle size is coarser than the 80 % - 75 um and 95 % - 150 um specified for BIOX(R) then the sample will be remilled to these specifications.

         iii. The sample will be screened through an 850 um screen to remove any lumps.

         iv. The sample will be split into representative sub-samples using an 8 bucket rotary splitter. The bags will be clearly labelled and stored in a designated trunk. Each of the bags will be split again using a rotary splitter before being used as feed to the pilot plant.

         v.     A sub-sample will be submitted for the following analyses:

                o   Au, S(T), S(2-), S(0), As, Fe, C(org), CO(3), Si
                o   Particle size analyses
                o   Full mineralogical analyses with gold deportment
                o   Full ICP scan

         vi. A series of direct cyanidation tests will also be performed on selected concentrate samples. The direct cyanidations will indicate the gold dissolution achievable without any pre-oxidation treatment. The tests will be performed using a bulk cyanide addition of 20 kg/t and the gold dissolution and reagent consumption will be determined at the end of the 24 hour leach.

         VARIABILITY BATCH AMENABILITY TESTS
         -----------------------------------

         The following work is included in the Variability BAT tests:

         (i) The conditions for the batch BIOX(R) amenability tests are given below:

                  L/S ratio:       4/1
                  Medium:          9 K or 0 K
                  Inoculum:        10% (v/v) using inoculum from the pilot plant
                                   primary reactor
                  pH:              Maintained at pH 1.4 - 1.8 by addition of
                                   acid/lime
                  Duration:        80 % and/or maximum oxidation (2x)
                  Monitoring:      Daily pH, Redox and Fe(2+)/Fe(3+) titrations.

                  At the end of the treatment period for each batch test, the slurry will be filtered and the BIOX(R) products dried (T < 60 (Degree)C), crushed and screened.

         (v) BIOX(R) products samples will be submitted for the following chemical analyses: Au(g/t), As, Fe(T), S(T), S(sulphide), S(Degree), Si and CO3(2-).

         (vi)   BIOX(R) liquor samples will be analysed for Fe(T), S(T), and As.

         (vii) The sulphide oxidation rate will be calculated from the analytical results and specie balances determined for Fe, As and S.

         (viii) Cyanidation tests will be performed on the BIOX(R) product samples under standard conditions to bE specified by Project Leader. Leach residue solids will be assayed for gold and leach residue solutions for SCN and Fe. Final solutions will also be titrated to determine the free cyanide and CaO concentrations at the end of the leach. This will be used to determine the reagent consumptions during the leach. A cyanide balance will also be determined for each test.

         The results of the variability tests will be compared to the results of the previous BAT tests performed.

         BATCH AMENABILITY TESTS (BAT)
         -----------------------------

         The following work is included in the BAT tests:

         (i) The conditions for the batch BIOX(R) amenability tests are given below:

                L/S ratio:       4/1
                Medium:          9 K or 0 K
..               Inoculum:        10% (v/v) using inoculum from the pilot plant
                                 primary reactor

                pH:              Maintained at pH 1.4 - 1.8 by addition of
                                 acid/lime
                Duration:        5, 10, 15, 20, 25 and 2 x maximum oxidation
                Monitoring:      Daily pH, Redox and Fe(2+)/Fe(3+) titrations.

                At the end of the treatment period for each batch test, the slurry will be filtered and the BIOX(R) products dried (T < 60 (Degree)C), crushed and screened.

         (ii) BIOX(R) products samples will be submitted for the following chemical analyses: Au(g/t), As, Fe(T), S(T), S(sulphide), S(Degree), Si and CO3(2-).

         (iii)  BIOX(R) liquor samples will be analysed for Fe(T), S(T), and As.

         (iv) The sulphide oxidation rate will be calculated from the analytical results and specie balances determined for Fe, As and S.

         (v) Cyanidation tests will be performed on the BIOX(R) product samples under standard conditions to bE specified by Project Leader. Leach residue solids will be assayed for gold and leach residue solutions for SCN and Fe. Final solutions will also be titrated to determine the free cyanide and CaO concentrations at the end of the leach. This will be used to determine the reagent consumptions during the leach. A cyanide balance will also be determined for each test.

         The results of the variability tests will be compared to the results of the previous BAT tests performed.

         INOCULUM BUILD-UP
         -----------------

         A LEAD sample of float concentrate will be used for building up sufficient inoculum to inoculate the 60-litre primary reactor and commence continuous operation of the BIOX(R) pilot plant. In order to savE time, the inoculum build-up process will commence approximately 35 days prior to the delivery of the bulk concentrate sample. The continuous feeding of the pilot plant will proceed with the BULK concentrate on receipt and preparation of the sample.

         A BIOX(R) bacterial culture already adapted to a similar concentrate will be used for the adaptation anD inoculum phase. The adaptation and inoculum build-up stages will be carried out as follows:

         BENCH INOCULUM BUILD-UP
         -----------------------

         The adaptation and inoculum build-up stage will be started on the BAT bench:

         i. A 5 litre beaker will be set up containing 3 litres of 9K nutrient medium. Initially 250 g concentrate will be added and acid stabilised before adding 10 % v/v active inoculum. The test will be maintained at 39 - 41 (Degree)C with constant agitation and aeration.

         ii. Daily Fe(2+)/Fe(3+), Redox, pH, temperature and DO measurement will be carried out on the test.

         iii. Further 250 g aliquots of concentrate will be added to the batch as the bacterial activity increases, indicated by the ferrous concentration and Redox potential.

         iv. Active inoculum from the adaptation phase will be used to set up four inoculum build-up tests. The tests will be set up in 5 litre beakers containing 3 litres of 9K nutrient medium at 20 % solids (~ 750 g concentrate).

         v. The slurry will be acid stabilised and inoculated with 10 % v/v inoculum from the adaptation stage.

         vi. The same conditions and monitoring methods will be used as for the adaptation stage.

         vii. Two of the tests will be stopped at the end of the bench inoculum build up phase and used as inoculum for the pilot plant. One litre of inoculum will also be removed from each of the remaining two tests, and replaced with fresh concentrate and nutrient medium.

         viii. The two remaining inoculum build-up tests will be kept active on the bench for the duration of the pilot plant test. These tests will act as standby inoculum to ensure that an active culture is always readily available.

         PILOT PLANT INOCULUM BUILD-UP
         -----------------------------

         The primary and first secondary reactors of the pilot plant will be inoculated once the bacteria in the bench build-up tests are active. The following procedure will be followed to inoculate these reactors.

         i. The primary reactor and first secondary reactor will be filled with 50 litres and 15 litres of slurry respectively, containing 20 % solids and 0K nutrient medium. The slurry will be pH stabilised at pH 1.3 - 1.4 and the temperature will be increased to 40 (Degree)C.

         ii. Six litres of active inoculum will be added to the primary reactor and 2 litres of inoculum to the first secondary reactor.

         iii. The same conditions and monitoring methods will be used as for the bench build-up stage.

         iv. The inoculum in the reactors will be allowed to become active before continuous feeding of the pilot plant commences

         v. Four litres active inoculum from the primary or first secondary reactor will be used to inoculate the second and third secondary reactors. Continuous feeding of the pilot plant at a 10 day retention time will commence once the last two secondary reactors have been inoculated and the inoculum in the primary reactor is active.

         CONTINUOUS OPERATION OF THE PILOT PLANT
         ---------------------------------------

         After inoculum build-up, the plant will be operated continuously for an approximate period of 14 weeks as tabulated below. Unforeseen problems in treating the concentrate will obviously extend the period of operation.

               ==========================================================
                    Phase     Retention time (days)   Duration (Days)
               ----------------------------------------------------------
                    A (1)               10                   5
                    A (2)               8                    5
                    A (3)               7                    5
               ----------------------------------------------------------
                      B                 6                    24
               ----------------------------------------------------------
                      C                 5                    20
               ----------------------------------------------------------
                      D                 4                    16
               ==========================================================

         The performance of the plant will dictate the duration of each phase of operation. The main objective of the pilot run is to establish the optimum retention time to achieve the required sulphide oxidation and the optimum gold dissolution. These are only approximate durations for each retention time and may be changed depending on the bacterial activity

         During Phases A to D the plant will be operated under the following conditions:

         Liquid/solid ratio in feed:      4:1
         pH:                              1.2 to 1.6, controlled by adding
                                          limestone or sulphuric acid
         Temperature:                     40 to 45 (Degree)C
         Aeration                         Aeration rates set to maintain DO
                                          levels > 2.0 ppm in all reactors The
                                          aeration air will be enriched with CO2
                                          @ 1.5 % by volume

         BIOX(R) inventory and overflow product samples will be collected at regular intervals throughout the tesT program. The samples will be analysed and then cyanide leached to determine the extent of sulphide oxidation and the relationship between sulphide oxidation and gold recovery.

         STANDBY POWER
         -------------

         Standby power in the form of a generator will be available and in working order at all times during the test program. The generator will be able to operate the complete pilot plant including all the reactors, the feed system, the geyser and hot water pump and all instrumentation. The generator will simultaneously be able to operate the compressor and the lights in the pilot plant area.

         STANDBY TECHNICIAN
         ------------------

         A technician will be on standby at all times during the continuous operation of the pilot plant. A schedule indicating the technician on standby as well as the contact details will be made available to the Project Leader at the start of the continuous phase of the pilot plant.

         PLANT OPERATORS
         ---------------

         The pilot plant will be operated by a minimum of 5 plant operators. The operators will be signed on and administrated by SGS Lakefield Research. The operators will work full time on the pilot plant under the supervision of the Project Leader and Project Metallurgist. Four of the operators will work on the pilot plant and one will be responsible for cyanidation test work, rotating every month. The operators will continue working on the pilot plant for a minimum of one week after the end of the continuous phase.

         OVERFLOW SAMPLES
         ----------------

         The daily overflow product from the pilot plant will be weighed and the volume recorded. The slurry will then be agitated to suspend all settled solids and split into 8 sub-samples using a rotary slurry splitter.

         A minimum of two of the samples will be weighed and the volume recorded for density calculation. The samples will then be filtered followed by a low pH water wash (pH 1.2 using H2SO4) and a water wash. The samples will be dried (T < 60 (Degree)C), weighed and screened through an 850 um screen to remove any lumps.

         The solids from the two samples will be combined and blended. Representative sub-samples for analyses and cyanidation test work will be split from the combined sample. The remaining sample will be labelled and stored in a designated storage area.

         The samples will be submitted for the following analyses:

         o    Solids sample: Au, S(T), S(2-), S(0), As, Fe, CO3(2-), Si.
         o    Solution samples: S (as SO4), As, Fe

         The cyanidation conditions for the standard overflow samples will be set by the Project Leader as described in the next section.

         The remaining 6 slurry samples will also be filtered, acid water washed and water washed. The washed solids will be dried (T < 60 (Degree)C), labelled and stored in a designated storage area for cyanidatioN optimisation and other test work.

         INVENTORY SAMPLES
         -----------------

         Inventory samples will be taken as determined by the Project Leader. The inventory samples will normally be taken from all the reactors in the pilot plant, but samples can be taken from only one or more tanks if required. The procedure for taking inventory samples will be as follows:

         Two types of inventory samples will be taken, small samples (~ 500 ml) for analyses only and large samples (~ 2 000 ml) for analyses and cyanidation tests. The large samples will be used to determine both the extent of sulphide oxidation after different treatment times as well as the corresponding gold dissolution at the various extent of sulphide oxidation. The large inventories can, however, not be taken too regularly as it may influence the stable operation of the plant. The smaller inventories will be taken to obtain more data on the extent of sulphide oxidation after various treatment times.

         The procedure for taking an inventory sample from a reactor is as follows:

         i. Either a 2 000 ml or 500 ml sample is removed from the sample port in the middle of the reactor.

         ii. The sample is weighed and the volume recorded. The same volume of water is added to the reactor to maintain a constant retention time in the pilot plant.

         iii. The sample is filtered and washed first with acid water, followed by potable water. The filter cake is dried (T < 60 (Degree)C), weighed and screened through an 850 um screen to remove any lumps.

         iv. 500 ml inventory: The solids are submitted for the following analyses: Au, S(2-) and Si.

         v. 2 000 ml inventory: Samples for analyses and cyanidation tests are split out from the dried solids. Samples are submitted for the following analyses:

                o   Solids sample: Au, S(T), S(2-), S(0), As, Fe, CO3(2-), Si.
                o   Solution samples: S (as SO4), As, Fe

         vi. Cyanidation tests on the inventory samples will be performed according to the conditions set by the Project Leader as described in the next section.

         vii. All remaining solid samples will be labelled and stored in a designated area.

         CYANIDATION TEST WORK
         ---------------------

         STANDARD OVERFLOW AND INVENTORY CYANIDATIONS
         --------------------------------------------

         The inventory and daily overflow samples will be leached using standard conditions to determine the average gold dissolution that can be achieved for each phase of the test work. The cyanidation tests will also indicate the reagent consumptions that can be expected when leaching the BIOX(R) producT samples. The standard cyanidation conditions will be adjusted during the test program in order to achieve the maximum gold dissolution while minimising the cyanide consumption.

         On completion of the cyanidation tests the slurry will be filtered and the solids washed with potable water to remove any entrained solution. The washed solids will be dried and screened (- 850 um) to remove any lumps and submitted for Au assay. A sample of the filtrate will be titrated for free cyanide and CaO to determine the reagent consumptions. A sample of the filtrate will be submitted for thiocyanate and total iron analyses.

         CYANIDATION OPTIMISATION TEST WORK
         ----------------------------------

         Cyanidation optimisation tests will be conducted throughout the pilot plant test program in order to determine the conditions for which optimum gold dissolution is achieved at the lowest reagent consumption. Composite BIOX(R) product samples will be made for the optimisation tests using thE remaining overflow samples for selected periods of continuous pilot plant operation.

         The optimisation tests can include the following tests:

         o Cyanidation rate tests: The rate test is a series of 8 cyanidation tests, taken off after different times, in order to determine the rate of dissolution and cyanide consumption. The results of the test will be used to determine the staged cyanide addition rates and total cyanidation period required.

         o Different addition rates of cyanide: The standard cyanidation tests will use staged cyanide addition, with the additions determined from the cyanidation rate test. Optimisation tests will be performed at different cyanide addition intervals and concentrations in solution.

         o Pulp density: The effect of pulp density on the gold recovery and cyanide consumption will be determined.

         o      Activated carbon addition rate.

         o Selected pre-treatments before the cyanide leach, for example SO2 pre-treatment, milling or attritioning of the BIOX(R) product and hot-lime treatment.

         ADDITIONAL CYANIDATION TESTWORK
         -------------------------------

         The following test work will be performed in addition to the standard cyanidation and cyanidation optimisation tests:

         o Diagnostic leach tests on selected concentrates and/or BIOX(R) product samples.

         o Cyanidation speciation test work on selected cyanidation residue samples.

         o      Carbon adsorption appraisal.

         o Determining the leach kinetics and fitting the results to a model describing the leach kinetics using a rectangular distribution of reaction rate constants.

         o      Determining the oxygen uptake rate during cyanidation.

         The number of tests to be performed will be determined by the Project Leader during the pilot plant test program.

         SOLID/LIQUID SEPARATION
         -----------------------

         Laboratory scale settling tests will be conducted on selected slurry samples to determine the optimum flocculant addition, settling rate and required thickener area.

         The settling test work will involve the following tests:

         o      Flocculant selection tests
         o      Flocculant dosage optimisation tests
         o      CCD simulation tests on BIOX(R) product
         o      Liquid/solid separation test work conducted by suppliers

         Suppliers of liquid/solid separation equipment will also be invited to perform laboratory test work at SGS Lakefield Research. The cost of such test work, if any, will fall outside the scope of this proposal unless it is specifically stated otherwise. SGS Lakefield Research will, however, give support to the suppliers by providing them with an area to set up their equipment and conduct their tests as well as other utilities, for example a connection to the water supply, washing facilities etc. that may be required for them to complete their test work. The operators will also be available to the suppliers to perform small duties, for example drying and weighing of samples etc.

         NEUTRALISATION OF ACIDIC BIOX(R) LIQUOR
         ---------------------------------------

         A series of batch and continuous neutralisation tests will be performed as part of the pilot plant test run. The objectives of the neutralisation test work are:

         1. To prove that the effluent products from neutralisation complies with environmental legislation guidelines (USA - EPA)

         2.     To determine the reagent consumption during neutralisation

         The USA - EPA standard for land disposal of arsenic bearing wastes requires the effluent stream to comply with the following standards:

         o The liquor must have a dissolved arsenic value of (less than or equal to) 0.5 ppm
         o The solids must have a TCLP extract containing an arsenic value (less than or equal to) 5.0 ppm

         The standard neutralisation circuit uses limestone as first stage neutralising reagent and lime as second stage neutralising reagent to ensure an effluent pH > 7.0. A two stage neutralisation circuit is used to prevent the formation of calcium arsenate, an unstable form of arsenic. Ferric arsenate is the preferred neutralisation product for solution containing arsenic and ferric.

         The neutralisation test work includes tests with reagent grade limestone and lime, as well as tests using the limestone and/or lime source(s) to be used on the commercial plant. Flotation tailings can also be used as neutralising reagent if the tailings contain sufficient carbonate minerals.

         SAMPLE CHARACTERISATION
         -----------------------

         The following tests will be performed on the site limestone and lime samples and on the flotation tailings sample:

         i. Acid Capacity Tests: The tests are conducted to determine the neutralising capacities of the various reagents. The tests are conducted by the stepwise addition of aliquots of the neutralising reagent to a stirred beaker containing 3 litres of a 0.1 M H2SO4 solution. The pH of the solution is measured after each addition and plotted as a function of the reagent addition.

         ii. Chemical Analyses: The reagents will be submitted for the following chemical analyses: Si, Total CO3, Mg and Ca.

         iii. A dried solids sample will be submitted for particle size analyses.

         BATCH NEUTRALISATION TESTS
         --------------------------

         Laboratory scale batch neutralisation tests will be conducted. The tests will be conducted in a 5 litre beaker with agitation and aeration. BIOX(R) liquor from the pilot plant will be diluted at a ratio oF 2:1, wash water to BIOX(R) solution, to simulate the CCD washing step. Manual additions of small aliquotS of neutralising reagent will be made in a stepwise manner until the target pH is achieved. All reagent additions will be recorded.

         The pH of the solution will be recorded after each reagent addition and sample aliquots removed at various pH's as the reactions progress. The samples will be immediately filtered and the filtrates submitted for As and Fe analyses. The samples will also be titrated for ferrous iron.

         At the end of the test, the slurry is weighed and the volume recorded. The slurry is then filtered, the solids washed with potable water, and the mass of the wet filter cake is recorded. A small portion of the wet filter cake is taken, weighed and dried to determine the moisture content of the wet solids. The solids concentration in the neutralised product is calculated from the data.

         The remaining solids will be sealed moist in a plastic bag. Selected solids samples from the neutralisation tests (batch and continuous) will be submitted for TCLP analyses and/or solids SG determination.

         The reagent additions will be converted to kilogram per ton concentrate.

         CONTINUOUS NEUTRALISATION TESTS
         -------------------------------

         Continuous neutralisation test work will also be performed using the continuous neutralisation pilot plant supplied by SGS Lakefield Research. The objectives of the continuous neutralisation test work are to prove the efficiency of arsenic removal and the stability of arsenic precipitates under continuous operating conditions. The tests will also indicate the reagent consumption during continuous operation.

         The pilot plant consists of six 5 litre CSRT reactors in series. Each reactor is also fitted with an air sparger and the aeration rate is set to maintain a DO concentration of 6 - 8 ppm. Diluted acidic liquor from the BIOX(R) pilot plant will be stored in a feed stock tank and fed to the first reactor usinG either a peristaltic or a dosing pump. The neutralisation circuit is usually operated at a retention time of 6 hours (12 hours when flotation tailings are used).

         It may be necessary to recycle liquor from the third reactor back to the first reactor. The rate of slurry recycle will normally be in the order of 100 to 500 % the feed rate to the plant.

         The plant will normally require two stage pH control, using limestone to pH ~ 5 in the second reactor and lime to pH 7 - 8 in the fifth reactor. The plant is equipped with agitated limestone and lime make-up vessels. Reactors 2 and 5 are fitted with on-line pH measurement and control.

         Flotation tailings will also be used as neutralising reagent. The pilot plant may be fitted with a float tails mixing tank and feeding system for this purpose. Float tails will be fed to the first neutralisation reactor.

         Stable operation of the neutralisation plant is achieved once all the reactors are filled, the feed rate is set to give the required feed rate and the online pH control is operational and maintaining the pH set points in the specified reactors. The test will continue until stable operation has been achieved for a minimum of 3 times the retention time of the plant.

         A log sheet will be kept where the following is recorded every hour:

         o      Plant feed rate of acid liquor (and float tailings).
         o Levels for the following tanks: Acid liquor, float tails, limestone, lime.
         o      Recycle stream flow rate.
         o The following readings will be taken on every reactor: pH, Redox, DO
         o      Overflow volume and mass

         The last retention time period is used for sampling of the pilot plant. Three sets of inventory samples will be collected during this period. The samples will be filtered and the filtrates will be submitted for total iron and arsenic analyses. Ferrous ion titrations will also be performed on the filtrates.

         The plant overflow samples will be weighed and the volume recorded before the samples are filtered and washed. The wet filter cakes will be weighed and a small sample of the filter cakes will be taken, weighed and dried. The dry solids will be weighed and the solids content of the overflow slurry calculated. The remaining filter cake sample will be sealed in a plastic bag and stored in a designated area. Selected samples may be submitted for TCLP tests.

         The last three reactors will also be filtered at the end of the test run. The solids will be washed and sealed in plastic bags. Selected samples may be submitted for TCLP tests.

         The reagent additions will be converted to kilogram per ton concentrate.

         PHYSICAL PROPERTIES OF PROCESS SLURRIES
         ---------------------------------------

         The following properties will be determined for various process slurries:

         o      Viscosity
         o      Solids density
         o      Particle size distribution

         Two costs are given for the viscosity tests:

         1. The total cost for testing BIOX(R) slurry from each of the 4 reactors. The tests will be performed at thE density and temperature prevailing in the reactor. The full range of shear rates will be tested.

         2. The cost per slurry sample, testing the slurry at 5 different solids concentrations and over the full range of shear rates.

4.       SCHEDULE AND REPORTING
         ----------------------

         A proposed schedule for the test work is given in the proposal, showing the different phases of BIOX(R) inoculum build-up and continuous operation as well as the corresponding time frames for cyanidation, neutralisation and other test work.

         The schedule also indicates the time required for performing and reporting L/S, neutralisation and viscosity tests. All results and reports will be sent to the Project Leader within the specified period.

         Scheduling of additional test work will be done by the Project Leader in conjunction with SGS Lakefield Research to suit both parties. The test work must, however, be completed within the period indicated on the schedule.

         A final report will be compiled by the Project Leader and the Project Metallurgist incorporating all the results from the pilot plant test work and additional test work. The report will also give the process implications of the results from the test work in a form suitable to be used for the design of a commercial BIOX(R) plant.

5.       COST
         ----

         The cost for the testwork based on the scope of work defined above is shown in the table below. Changes in the scope of work will cause a change in the total cost of the testwork based on the rates given in the table below.

--------------------------------------------------------------------------------
Item           Description                       Units             US$
                                                           ---------------------
                                                           Costs/unit     Total
--------------------------------------------------------------------------------
1     Sample milling: Lead sample                    1          122         122
      Sample milling: Bulk sample                    1        2,174       2,174
2     Sample prep and characteration                 1        1,413       1,413
3     Inoculum build-up                             25           75       1,877
4     Mineralogical investigation                    1        1,594       1,594
--------------------------------------------------------------------------------
      Toxicity Tests
5             9 K shake flask Tests                  0          441           0
6             BAT Tests                              0          881           0
--------------------------------------------------------------------------------
      Batch Amenability Tests
7             Full Amenability Tests                 0        4,828           0
8             Variability Tests                      0        1,364           0
--------------------------------------------------------------------------------
      Continuious operation phase
9             BIOX(R) pilot plant operation         80        1,447     115,729
10            Overflow & Full inventory analyses   123          134      16,489
              Small inv analyses                    48           33       1,600
11            Std cyanidation tests                123           22       2,674
--------------------------------------------------------------------------------
      Cyanidation optimisation
12            Cyanidation optimisation              35           22         761
13            Cyanidation speciation                15           81       1,217
14            Carbon adsorption appraisal            1        1,449       1,449
15            Diagnostic leach tests                 3          725       2,174
16            Cyanidation rate tests (8xtests)       2          255         510
--------------------------------------------------------------------------------
      Neutralisation tests
17            Batch neutralisation tests             4          284       1,136
18            Continuous neutralisation tests        2          954       1,907
19            Sample characterisation                3          130         391
20            TCLP tests                             6           86         513
--------------------------------------------------------------------------------
      Liquid/solid separation tests
21            Floculant selection - per slurry       3            0           0
22            Flocculant optimisation - per slurry   3            0           0
23            CCD simulation tests                   2            0           0
--------------------------------------------------------------------------------
     Physical properties of process slurries
24            Viscosity measurement - reactors       1          174         174
              Viscosity measurement - per slurry     5          174         871
25            Solids density measurement             6           12          70
26            Size analyses                          2           39          78
--------------------------------------------------------------------------------
27   Waste disposal                                  1       11,594      11,594
28   Report preparation - LRA                       20          638      12,754
29   Project Managemetn - GFL                      100          543      54,348
--------------------------------------------------------------------------------
     SUB - TOTAL                                                        233,620
--------------------------------------------------------------------------------
     Contingency                                                         23,360
--------------------------------------------------------------------------------
     TOTAL                                                              256,980
--------------------------------------------------------------------------------

6.       EXCLUSIONS
         ----------

         This proposal will specifically exclude the following:

         o Transport, insurance, handling, custom clearance and similar charges for any of the samples required for the test work.

         o      Costs for flotation testwork to produce the project samples.

         o      Continuous cyanidation testwork.

         o      Cost of vendors invited to test their equipment.

         o      Call out costs for maintenance technician.

7.       SAMPLE REQUIREMENT
         ------------------

         Project Sample (Bulk Concentrate Sample)
         ----------------------------------------

         A bulk 1 000 kg sample of flotation concentrate is required for the proposed testwork. The sample can be delivered moist or dried (at a temperature < 60 (Degree)C). The concentrate should have a nominal grind size of approximately 80 % - 75 um and 95 % - 150 um.

         Lead Sample
         -----------

         A lead sample of approximately 100 kg can be delivered to SGS SGS Lakefield Research approximately 35 days prior to the delivery of the bulk sample. The lead sample can then be used for inoculum build-up.

         Batch Amenability Test samples
         ------------------------------

         Selected concentrate samples can be submitted for batch amenability tests. These tests can be used to determine the variability of the ore with regards to amenability to BIOX(R) treatment and subsequent cyanidation recovery. 10 kg concentrate is required for a full BAT test on a specific concentrate sample and 2.5 kg concentrate is required for a variability BAT test.

         Limestone and/or Lime Sample
         ----------------------------

         A 50 kg sample of limestone and/or lime from the source likely to be used during full-scale operation must be provided for testing in the BIOX(R) and neutralisation circuits.

         Water Sample
         ------------

         A 10 litre sample of water from the source likely to be used as process water in the full-scale plant must be submitted for toxicity testing.

         Flotation Tailings Sample
         -------------------------

         A 50 kg sample of flotation tailings produced during the flotation pilot plant run will be required for testwork during the pilot plant run. Testwork on the flotation tailings include settling tests on a blend of neutralised BIOX(R) product and flotation tailings and batch and continuous neutralisation tests.

         Address for delivery of samples
         -------------------------------

         All samples must be sent to the following address:

         SGS Lakefield Research Africa (Pty) Limited
         Attention: Mr Nick Holder
         58 Melvill Street
         Booysens
         Johannesburg, 2091
         South Africa

         Tel: +27 11 680 3466
         Fax: +27 11 433 3654

8.       TESTWORK AGREEMENT
         ------------------

         A Testwork Agreement will be negotiated with Crystallex International Corporation prior to the commencement of the BIOX(R) pilot run. This Agreement will contain the following:

         o      A Confidentiality Deed;
         o The deliverables expected from each party during the test program;
         o The main elements of a future licence agreement between Crystallex International Corporation and Biomin Technologies S.A., wholly owned subsidiary of Gold Fields Limited and the owner of the BIOX(R) Technology.

9.       CONDITIONS OF ACCEPTANCE
         ------------------------

         This proposal is valid for a period of 60 days from this date. In the event that additional information or revisions are required please contact the undersigned.

         This work will commence upon written approval to proceed: The authorisation to proceed should include the name and address of the responsible person for invoicing, as well as the order number.

         All correspondence related to the proposed testwork should be addressed to:

         GFL Mining Services Ltd
         Attention: Jan van Niekerk
         24 St Andrews Road
         Parktown, 2193
         South Africa

         Tel: +27 11 644 2582
         Fax: +27 11 484 0631
         E-mail: janv@goldfields.co.za


J A van Niekerk                                 P C van Aswegen
MANAGER: BIOX(R)                                SENIOR MANAGER: BIOX(R)

PROPOSAL NUMBER:  PROP GFL 2003/17 - Rev01
---------------

TITLE:
------

--------------------------------------------------------------------------------

               BIOX(R) PILOT RUN ON A BULK CONCENTRATE SAMPLE FROM
                               THE LA VICTORIA PIT

--------------------------------------------------------------------------------


ACCEPTED:
---------

Name: ...............................................


Signed:..............................................


Order No.  ..........................................


For (Customer):  ....................................


Date:  ..............................................

                FIGURE 1: SCHEDULE OF BIOX(R) PILOT TEST PROGRAM

                                   SCHEDULE 2
                                   ----------

                              LICENCE FEE STRUCTURE

                              LICENCE FEE STRUCTURE
                              ---------------------

1. A licence fee equal to $ 200 000 (two hundred thousand dollars) payable in installments as follows:

         1.1 40% (forty per centum) of the licence fee upon decision by Crystallex to proceed with the project

         1.2 30% (thirty per centum) of the licence fee on date of commencement of operations

         1.3 30% (thirty per centum) of the licence fee on completion of the performance run.


2. The royalty based on ounces produced from La Victoria to be paid quarterly based on the following rate of payment:

         2.1    Total production up to 300 000 ounces - $ 1,50/oz

         2.2    Total production 300 000 - 600 000 ounces - $ 1,25/oz

         2.3    Total production 600 000 - 1 000 000 ounces - $ 1,00/oz

         2.4    Total production above 1 000 000 ounces - $ 0,85/oz

         This royalty payment will be capped at a total production of 1 250 000 ounces.